Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KWCO, PC hereby consent to the inclusion of our report dated April 20, 2012 on the financial statements of  USA Synthetic Fuel Corporation for the years ended December 31, 2011 and 2010, in its Annual Report on Form-10K for the years ended December 31, 2011 and 2010.

/s/KWCO,PC
KWCO, PC
(Formerly Killman, Murrell & Company, P.C.)
Odessa, Texas
April 20, 2012